WAIVER AND CONSENT
                             TO ACTIONS IN LIEU OF
                        SPECIAL MEETING OF DIRECTORS OF
                             JRECK SUBS GROUP, INC.

The undersigned, being all of the directors of JRECK SUBS GROUP, INC., a Colorado corporation (the "Corporation"), by signature hereunder, do hereby waive notice of and attendance at a Special Meeting of Directors, and further consent to the actions described and adoption of the Resolution set forth below.

This Waiver and Consent shall have the same effect as a unanimous vote, as if a duly convened meeting of the Directors was held at the principal place of business of the corporation, pursuant to the laws of Colorado.

APPROVAL OF THE RESIGNATION OF BRADLEY L. GORDON

WHEREAS, the Directors have received a Letter of Resignation from Bradley L. Gordon as Director and Chief Operating Officer of Jreck Subs Group, Inc. and after due consideration, the Board agrees to accept the said resignation.

NOW, THEREFORE, IT IS HEREBY

RESOLVED, that the Directors of the Corporation hereby accepts the resignation of Bradley L. Gordon which is attached hereto and made a part hereof as Schedule "A"; and

FURTHER RESOLVED, that the Officers of the Corporation are authorized to execute all documents necessary to accomplish the intentions set forth in said Letter of Resignation.

CONSENTED TO as of the 28th day of  APRIL, 2000


                                                 /s/ Christopher M. Swartz
                                                 ------------------------------
                                                 DIRECTOR: Christopher M. Swartz


                                                 /s/ Eric T. Swartz
                                                 ------------------------------
                                                 DIRECTOR: Eric T. Swartz

                                  SCHEDULE "A"


Christopher M. Swartz
President and CEO
Jreck Subs Group, Inc.
2101 West State Road 434
Longwood, FL 32779

Dear Chris,

Words cannot express the feelings I have at this moment for Jreck and more importantly for you. It has been a great relationship, since we began, and I know we can continue to grow and learn together and from each other as we travel our roads moving forward.

With this letter I am submitting my resignation as a member of the Board of Directors of Jreck Subs Group, Inc., as well as all offices and positions I hold within the company and it's associated subsidiaries effective April 28, 2000 There have been no disagreements with the management of Jreck Subs Group, Inc. on any matters relating to operations, policies or practices. I am available at anytime to assist with any matter of corporate governance, which requires my attention and I am always available to you as your friend and business associate.

I wish you and everyone associated with Jreck the very best of luck and success in the future and truly value the time I have spent in the company working for and with you.

My very Best Regards,

Your friend,

/s/ Bradley L. Gordon

Bradley L. Gordon